Exhibit 10.1

Chicago Dallas Detroit Düsseldorf London Los Angeles Milan
Munich New York Paris San Francisco Shanghai Tokyo Washington, DC

July 12, 2010

Mr. Stephen Light

Chief Executive Officer

Xerium Technologies, Inc.

8537 Six Forks Road, Suite 300

Raleigh NC 27615

Re:	Agreement for the Provision of Services

Dear Stephen:

This letter, together with the attached Schedule(s) and General Terms and Conditions, sets forth the agreement (“Agreement”) between AlixPartners, LLP, a Delaware limited liability partnership (“AlixPartners”), and Xerium Technologies, Inc. (“Xerium” or the “Company”), for the engagement of AlixPartners to provide services to the Company.

All defined terms shall have the meanings ascribed to them in this letter and in the attached Schedule(s) and General Terms and Conditions.

OBJECTIVES AND TASKS

AlixPartners will provide Brian J. Fox to serve as the Company’s Interim Chief Financial Officer, under the supervision of and reporting to the Company’s Chief Executive Officer. Mr. Fox’s appointment as interim CFO and Chief Accounting Officer will be effective upon the Company’s filing of the 2010 second quarter Form 10Q and AlixPartners’ receipt of evidence of Directors and Officers insurance in the amount of $10 million including coverage for Mr. Fox in his officer role.

Working collaboratively with the senior management team, the Board of Directors and other Company professionals, Mr. Fox will manage the Company’s corporate financial functions, assist the Company in evaluating and implementing strategic and tactical options, directly supervise the preparation of reports and analysis required for comprehensive performance and compliance reporting to the management, Board of Directors, and regulatory agencies. During the assignment, Mr. Fox will be deemed to be, and will serve as, the Company’s Chief Accounting Officer for purposes of regulatory filings. In addition to the ordinary course duties of Chief Financial Officer, Mr. Fox’s role will include working within the Company to do the following:

•

Provide leadership to the corporate financial function including, without limitation, assisting the Company in assessing and strengthening competencies in the finance organization, with emphasis on financial planning and analysis, cash management, budgeting, general accounting and financial information reporting.

40 West 57th Street | 29th Floor | New York, NY | 10019 | 212.490.2500 | 212.490-1344 fax | www.alixpartners.com

Mr. Stephen Light

July 12, 2010

•	Work with the Company and its team to further identify and implement both short-term and long-term performance and liquidity enhancing initiatives.

•

Lead the process for the relocation of the Company’s corporate functions from Westborough, Massachusetts to Raleigh, North Carolina inclusive of organization design, candidate interviews, finalist selection, onboarding new staff, training and familiarization, and, working in collaboration with Human Resources, recommending compensation packages for new hire employees.

•	Assist with such other matters as may be requested that fall within AlixPartners’ expertise and that are mutually agreeable

•	This assignment specifically does not include an assessment of the Company’s information technology or its automated or mechanized information gathering, consolidating or analyzing systems.

STAFFING

Brian J. Fox will be the managing director responsible for the overall engagement. He will devote substantially all of his working time to this assignment and, when working on Company matters will maintain an office and be in attendance at the Company’s Raleigh, North Carolina office unless traveling on the Company’s behalf. He may be assisted by additional consultants at various levels, who have a wide range of skills and abilities related to this type of assignment. In addition, AlixPartners has relationships with, and may periodically use, independent contractors with specialized skills and abilities to assist in this engagement. We agree that no additional resources beyond Mr. Fox, will be added to the assignment without prior review and approval with the Company’s CEO.

All staff employed by AlixPartners for this assignment will comply with the Company’s Code of Conduct and Ethics (a copy of which has been provided AlixPartners and agreed to thereby), disclosure, insider trading and travel policies. No AlixPartners’ employee shall be deemed to be an employee of Xerium Technologies, Inc, its subsidiaries or affiliates, nor may any such work performed by such AlixPartners’ employee create any obligation, whether stated or implied, of future employment.

TIMING AND FEES

AlixPartners will commence this engagement on a mutually agreed upon date after receipt of a copy of the Agreement executed by the Company.

Mr. Stephen Light

July 12, 2010

The Company shall compensate AlixPartners for its services, and reimburse AlixPartners for expenses, as set forth on Schedule 1.

*    *    *

If these terms meet with your approval, please sign and return the enclosed copy of the Agreement.

We look forward to working with you.

Sincerely yours,

ALIXPARTNERS, LLP

/s/ Brian J. Fox
Brian J. Fox
Managing Director

Acknowledged and Agreed to:

XERIUM TECHNOLOGIES, INC.

By:	/s/ Stephen R. Light

Its:	Chairman, President & CEO

Dated:	7-12-10

SCHEDULE 1

FEES AND EXPENSES

1.	Fees: AlixPartners’ fees will be based on the hours worked by AlixPartners personnel at AlixPartners’ hourly rates, which are:

Managing Directors	$710-995

Directors	$530-685

Vice Presidents	$395-520

Associates	$280-380

Analysts	$245-270

Paraprofessionals	$190-210

The current hourly billing rate for Mr. Fox is $710.

In no event shall Mr. Fox bill the Company for more than 40 hours in any week during the engagement. In addition, all of the above personnel of AlixPartners shall bill travel time at 50% of their then current hourly rate and further Mr. Fox shall not bill any hours related to time spent traveling back and forth to Raleigh, North Carolina.

AlixPartners reviews and revises its billing rates on January 1 of each year.

2.	Success Fee: In addition to hourly fees, AlixPartners will be compensated for its efforts by the payment of a Success Fee. The Company understands and acknowledges that the Success Fee is an integral part of AlixPartners’ compensation for the engagement.

A Success Fee of $200,000 shall be due and payable upon the successful relocation of the company’s corporate office operations from Westborough, Massachusetts to Raleigh, North Carolina. For purposes of this agreement, successful relocation shall be deemed to mean relocation of management information and accounting systems and the hiring of required staff.

3.	Expenses: In addition to the fees set forth in this Schedule, the Company shall pay directly, or reimburse AlixPartners upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this assignment, such as travel, lodging and meals, and an administrative fee of 2% of the fees to cover all other indirect administrative costs such as postage, courier, routine black and white copying, telephone, messenger and facsimile charges.

4.	Break Fee: If this Agreement is terminated by the Company (a) after September 30, 2010 but prior to November 30, 2010, other than as a result of a material breach by AlixPartners, or (b) by AlixPartners as a result of a material breach by the Company or any other event of cause, the Company shall pay AlixPartners a Break Fee of $100,000 at the time of termination.

ALIXPARTNERS, LLP

GENERAL TERMS AND CONDITIONS

These General Terms and Conditions (“Terms”) are incorporated into the Agreement between the Company and AlixPartners to which these Terms are attached. In case of conflict between the wording in the letter and/or schedule(s) and these Terms, the wording of the letter and/or schedule(s) shall prevail.

Section 1. Company Responsibilities.

The Company will undertake responsibilities as set forth below:

1.	Provide reliable and accurate detailed information, materials, documentation and

2.	Make decisions and take future actions, as the Company determines in its sole discretion, on any recommendations made by AlixPartners in connection with this Agreement.

AlixPartners’ delivery of the services and the fees charged are dependent on (i) the Company’s timely and effective completion of its responsibilities; and (ii) timely decisions and approvals made by the Company’s management. The Company shall be responsible for any delays, additional costs or other deficiencies caused by not completing its responsibilities.

Section 2. Retainer, Billing and Payments.

Retainer and Billing. AlixPartners will submit semi-monthly invoices for services rendered and expenses incurred and will offset such invoices against the Retainer. Unless explicitly stated in the invoice, all amounts invoiced are not contingent upon or in any way tied to the delivery of any reports or other work product in the future. Payment will be due upon receipt of the invoices to replenish the Retainer to the agreed-upon amount. Any unearned portion of the Retainer will be returned to the Company at the termination of the engagement.

Payments. All payments to be made by the Company to AlixPartners shall be payable upon receipt of invoice via wire transfer to AlixPartners’ bank account, as follows:

Receiving Bank:	Deutsche Bank
ABA #021-001-033
Receiving Account:	AlixPartners, LLP
A/C #003-58897
Currency:	USD

Section 3. Relationship of the Parties.

The parties intend that an independent contractor relationship will be created by the Agreement. As an independent contractor, AlixPartners will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents, and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Of course, employees of AlixPartners will not be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits or any other employee benefits. AlixPartners will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business.

Nothing in this agreement is intended to create, nor shall be deemed or construed to create a fiduciary or agency relationship between AlixPartners and the Company or its Board of Directors.

Section 4. Confidentiality.

AlixPartners shall use reasonable efforts to keep confidential all non-public confidential or proprietary information obtained from the Company during the performance of its services hereunder (the “Information”), and neither AlixPartners nor its personnel will disclose any Information to any other person or entity. “Information” includes non-public confidential and proprietary data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The foregoing is not intended to prohibit, nor shall it be construed as prohibiting, AlixPartners from making such disclosures of Information that AlixPartners reasonably believes is required by law or any regulatory requirement or authority, or to clear client conflicts. AlixPartners may make reasonable disclosures of Information to third parties in connection with the performance of AlixPartners’ obligations and assignments hereunder. In addition, AlixPartners will have the right to disclose to any person that it provided services to the Company or its affiliates and a general description of such services, but shall not provide any other information about its involvement with the Company. The obligations of AlixPartners under this Section 4 shall survive the end of any engagement between the parties for a period of two (2) years.

The Company acknowledges that all information (written or oral), including advice and Work Product (as defined in Section 5), generated by AlixPartners in connection with this engagement is intended solely for the benefit and use of the Company (limited to its management and its Board of Directors) in connection with the transactions to which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to AlixPartners at any time in any manner or for any purpose without AlixPartners’ prior approval except as required by law.

Because of the nature of the services provided by AlixPartners, from time to time, separate teams of AlixPartners professionals may concurrently represent clients that are adverse to each other, or which may be viewed by clients to be adverse. Despite any such concurrent representation, each AlixPartners team shall strictly preserve all client confidences, and not disseminate such information externally, except pursuant to the terms of this engagement letter, or to any AlixPartners professionals that are currently working for an entity adverse to the Company. The Company agrees that it does not consider such concurrent representation of the Company and any adversary by separate AlixPartners teams to be inappropriate and, therefore, waives any objections to any such present or future concurrent representation.

ALIXPARTNERS, LLP

GENERAL TERMS AND CONDITIONS

Section 5. Intellectual Property.

All methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that AlixPartners has created, acquired or developed prior to the date of this Agreement are, and shall remain, the sole and exclusive property of AlixPartners, and the Company shall not acquire any interest therein. AlixPartners shall be free to use all methodologies, processes, techniques, ideas, concepts, know-how, procedures, software, tools, writings and other intellectual property that AlixPartners may create or develop in connection with this engagement, subject to its duty of confidentiality to the extent that the same contain information or materials furnished to AlixPartners by the Company that constitute Information referred to in Section 4 above. Except as provided above, all information, reports, materials, software and other work product that AlixPartners creates or develops specifically for the Company as part of this engagement (collectively known as “Work Product”) shall be owned by the Company and shall constitute Information referred to in Section 4 above. AlixPartners may retain copies of the Work Product subject to its obligations under Section 4 above.

Section 6. Framework of the Engagement.

The Company acknowledges that it is retaining AlixPartners solely to assist and advise the Company as described in the Agreement. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement.

Section 7. Indemnification and Other Matters.

The Company shall indemnify, hold harmless and defend AlixPartners and its affiliates and its and their partners, directors, officers, employees and agents (collectively, the “indemnitees”) from and against all claims, liabilities, losses, expenses and damages arising out of or in connection with the engagement of AlixPartners that is the subject of the Agreement, except of acts of gross negligence committed by personnel of AlixPartners. The Company shall pay damages and expenses as incurred, including reasonable legal fees and disbursements of counsel. In addition, the Company shall pay the costs of AlixPartners’ professional time (AlixPartners’ professional time will be reimbursed at AlixPartners’ rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which an indemnitee may be required or agree to participate but in which it is not a party. The indemnitees may, but are not required to, engage a single firm of separate counsel of their choice in connection with any of the matters to which this indemnification agreement relates.

In addition to the above indemnification, AlixPartners employees serving as directors or officers of the Company or affiliates will be entitled to the benefit of the most favorable indemnities and advancement of expenses provisions provided by the Company to its directors and officers, whether under the Company’s charter or by-laws, by contract or otherwise.

The Company shall use its best efforts to specifically include and cover, as a benefit for their protection, AlixPartners employees and agents serving as directors or officers of the Company or affiliates from time to time with direct coverage as named insureds under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company will maintain such D&O insurance coverage for the period through which claims can be made against such persons. The Company disclaims a right to distribution from the D&O insurance coverage with respect to such persons. In the event that the Company is unable to include AlixPartners employees and agents under the Company’s policy or does not have first dollar coverage acceptable to AlixPartners in effect for at least $10 million (e.g., such policy is not reserved based on actions that have been or are expected to be filed against officers and directors alleging prior acts that may give rise to a claim), AlixPartners may, at its option, attempt to purchase a separate D&O policy that will cover AlixPartners employees and agents only. The cost of same shall be invoiced to the Company as an out -of -pocket cash expense. If AlixPartners is unable to purchase such D&O insurance, then AlixPartners reserves the right to terminate the Agreement.

AlixPartners is not responsible for any third-party products or services. The Company’s sole and exclusive rights and remedies with respect to any third party products or services are against the third-party vendor and not against AlixPartners, whether or not AlixPartners is instrumental in procuring the third-party product or service.

AlixPartners shall not be liable to the Company except for actual damages resulting from bad faith, self-dealing or intentional misconduct.

Section 8. Governing Law and Arbitration.

The Agreement is governed by and shall be construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.

Any controversy or claim arising out of or relating to the Agreement, or the breach thereof, shall be settled by arbitration. Each party shall appoint one non-neutral arbitrator. The two party arbitrators shall select a third arbitrator. If within 30 days after their appointment the two party arbitrators do not select a third arbitrator, the third arbitrator shall be selected by the American Arbitration Association (AAA). The arbitration shall be conducted in Southfield, Michigan under the AAA’s Commercial Arbitration Rules, and the arbitrators shall issue a reasoned award. The arbitrators may award costs and attorneys’ fees to the prevailing party. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event the Company files under Chapter 11, the Company and AlixPartners agree that the Bankruptcy Court shall have jurisdiction over any and all matters arising under or in connection with this Agreement, including the indemnification provisions outlined in Section 7, above.

ALIXPARTNERS, LLP

GENERAL TERMS AND CONDITIONS

Notwithstanding the foregoing, for any claim relating to the non-payment of fees or expenses due to AlixPartners under this Agreement AlixPartners may in its sole discretion proceed directly to a court of competent jurisdiction to enforce the terms of this Agreement.

In any court proceeding arising out of this Agreement, the parties hereby waive any right to trial by jury.

Section 9. Termination and Survival.

The Agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination AlixPartners will be entitled to any fees and expenses due under the provisions of the Agreement, including Success Fee and Break Fee in accordance with Schedule 1. Such payment obligation shall inure to the benefit of any successor or assignee of AlixPartners.

Additionally, unless the Agreement is terminated by the Company for Cause (as defined below) or due to circumstances described in the Success Fee provision in the Agreement, AlixPartners shall remain entitled to the Success Fee(s) that otherwise would be payable for the greater of 12 months from the date of termination or the period of time that that has elapsed from the date of the Agreement to the date of termination. Cause shall mean:

(a) an AlixPartners employee acting on behalf of the Company is convicted of a felony, or

(b) it is determined in good faith by the Board of Directors of the Company after 30 days notice and opportunity to cure, that either (i) an AlixPartners employee is engaging in misconduct injurious to the Company, or (ii) an AlixPartners employee is breaching any of his or her material obligations under this Agreement, or (iii) an AlixPartners employee is willfully disobeying a lawful direction of the Board of Directors or senior management of the Company.

Sections 2, 4, 5, 7, 8, 9, 10 and 11 of these Terms, the provisions of Schedule 1 and the obligation to pay accrued fees and expenses shall survive the expiration or termination of the Agreement.

Section 10. Non-Solicitation of Employees

The Company acknowledges and agrees that AlixPartners has made a significant monetary investment recruiting, hiring and training its personnel. During the term of this Agreement and for a period of two years after the final invoice is rendered by AlixPartners with respect to this engagement (the “Restrictive Period”), the Company and its affiliates agree not to directly or indirectly hire, contract with, or solicit the employment of any of AlixPartners’ Managing Directors, Directors, or other employees/contractors.

If during the Restrictive Period the Company or its affiliates directly or indirectly hires or contracts with any of AlixPartners’ Managing Directors, Directors, or other employees/contractors, the Company agrees to pay to AlixPartners as liquidated damages and not as a penalty the sum total of: (i) for a Managing Director, one million U.S. dollars ($1,000,000 USD); (ii) for a Director, five hundred thousand U.S. dollars ($500,000 USD); and (iii) for any other employee/contractor, two hundred fifty thousand U.S. dollars ($250,000 USD). The Company acknowledges and agrees that liquidated damages in such amounts are (x) fair, reasonable and necessary under the circumstances to reimburse AlixPartners for the costs of recruiting, hiring and training its employees as well as the lost profits and opportunity costs related to such personnel, and to protect the significant investment that AlixPartners has made in its Managing Directors, Directors, and other employees/consultants; and (y) appropriate due to the difficulty of calculating the exact amount and value of that investment.

The Company also acknowledges and agrees that money damages alone may not be an adequate remedy for a breach of this provision, and the Company agrees that AlixPartners shall have the right to seek a restraining order and/or an injunction for any breach of this non-solicitation provision. If any provision of this section is found to be invalid or unenforceable, then it shall be deemed modified or restricted to the extent and in the manner necessary to render the same valid and enforceable.

Section 11. General.

Severability. If any portion of the Agreement shall be determined to be invalid or unenforceable, the remainder shall be valid and enforceable to the maximum extent possible.

Entire Agreement. These Terms, the letter agreement into which they are incorporated and the Schedule(s) to such letter agreement contain the entire understanding of the parties relating to the services to be rendered by AlixPartners and may not be amended or modified in any respect except in a writing signed by the parties. AlixPartners is not responsible for performing any services not specifically described herein or in a subsequent writing signed by the parties.

Joint and Several. If more than one party signs this Agreement, the liability of each party shall be joint and several.

ALIXPARTNERS, LLP

GENERAL TERMS AND CONDITIONS

Limit of Liability. AlixPartners shall not be liable for incidental or consequential damages under any circumstances, even if it has been advised of the possibility of such damages. AlixPartners’ aggregate liability, whether in tort, contract, or otherwise, is limited to the amount of fees paid to AlixPartners for services on this engagement (the “Liability Cap”). The Liability Cap is the total limit of AlixPartners’ aggregate liability for any and all claims or demands by anyone pursuant to this Agreement, including liability to the Company, to any other parties hereto, and to any others making claims relating to the work performed by AlixPartners pursuant to this Agreement. Any such claimants shall allocate any amounts payable by AlixPartners among themselves as appropriate, but if they cannot agree on the allocation it will not affect the enforceability of the Liability Cap. Under no circumstances shall the aggregate of all such allocations or other claims against AlixPartners pursuant to this Agreement exceed the Liability Cap.

Notices. All notices required or permitted to be delivered under the Agreement shall be sent, if to AlixPartners, to:

AlixPartners, LLP

2000 Town Center, Suite 2400

Southfield, MI 48075

Attention: General Counsel

and if to the Company, to the address set forth in the Agreement, to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the Agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.